Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 033-61461 and 333-133013) of Astec Industries, Inc., of our report dated June 16, 2021, with respect to the statements of net assets available for benefits of Astec Industries, Inc. 401(k) Retirement Plan as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplemental schedule as of December 31, 2020, which appears in the December 31, 2020 annual report on Form 11-K of Astec Industries, Inc. 401(k) Retirement Plan.

/s/ LBMC, PC
Brentwood, Tennessee
June 16, 2021